Exhibit 4.2

FIRST SUPPLEMENTAL

INDENTURE

between

ATHENE HOLDING LTD.,

as Issuer,

and

U.S. BANK NATIONAL

ASSOCIATION,

as Trustee

Dated as of January 12, 2018

FIRST SUPPLEMENTAL INDENTURE, dated as of January 12, 2018 (this “First Supplemental Indenture”), between Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), supplementing the Indenture, dated as of January 12, 2018 (the “Original Indenture”), between the Company and the Trustee.

RECITALS

WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide for the future issuance of the Company’s Securities, to be issued from time to time in one or more series as might be determined by the Company under the Original Indenture;

WHEREAS, pursuant to the terms of the Original Indenture and this First Supplemental Indenture (together, the “Indenture”), the Company desires to provide for the establishment of a new series of Securities to be known as the 4.125% Senior Notes due 2028 (the “Notes”), the form and substance of such Notes, and the terms, provisions and conditions thereof to be set forth herein as provided in the Indenture;

WHEREAS, the Company has requested that the Trustee, in respect to the Notes, execute and deliver this First Supplemental Indenture in such capacity; and

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes, and the terms, provisions and conditions thereof, the parties hereto hereby agree as follows:

ARTICLE I

NOTES

SECTION 1.01 Definitions.

Unless the context otherwise requires or unless otherwise set forth herein:

(a) a term not defined herein that is defined in the Original Indenture, has the same meaning when used in this First Supplemental Indenture;

(b) the definition of any term in this First Supplemental Indenture that is also defined in the Original Indenture, shall for the purposes of this First Supplemental Indenture supersede the definition of such term in the Original Indenture;

(c) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout this First Supplemental Indenture;

(d) the definition of a term in this First Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Original Indenture insofar as the use or effect of such term in the Original Indenture, as previously defined, is concerned;

(e) the singular includes the plural and vice versa;

(f) headings are for convenience of reference only and do not affect interpretation; and

(g) the following terms have the meanings given to them in this Section 1.01(g):

“Additional Amounts” has the meaning set forth in Section 1.11 of this First Supplemental Indenture.

“Bermuda Business Day” means any day other than a day on which commercial banks in Bermuda are authorized or obligated by law, executive order or regulation to close.

“Business Day” means any day other than a day on which the federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

“Calculation Agent” means an investment banking institution of national standing appointed by the Company.

“Change in Tax Law” has the meaning set forth in Section 1.10(a) of this First Supplemental Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means, with respect to any Redemption Date, the U.S. Treasury security selected by the Calculation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (B) if the Calculation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“FATCA” has the meaning set forth in Section 1.11(a) of this First Supplemental Indenture.

“Interest Payment Date” means January 12 and July 12 of each year, commencing July 12, 2018.

“IRS” means the Internal Revenue Service of the United States of America.

“Make-Whole Redemption Amount” means the sum, as calculated by the Calculation Agent, of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (not including any portion of those payments of interest accrued as of any Redemption Date), discounted from their scheduled payment dates to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest thereon to, but excluding, such Redemption Date.

“Original Issue Date” means January 12, 2018.

“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States of America.

“Redemption Date” means the date fixed for the redemption of the Notes by or pursuant to the Indenture.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on the preceding December 28 or June 27, as the case may be (whether or not a Business Day).

“Reference Treasury Dealers” means Barclays Capital Inc., Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Calculation Agent, of the bid and ask prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day immediately preceding such Redemption Date.

“Relevant Taxing Jurisdiction” has the meaning set forth in Section 1.11 of this First Supplemental Indenture.

“Remaining Life” means the term remaining from a Redemption Date to the Stated Maturity Date.

“Restricted Subsidiary” has the meaning set forth in Section 1.12(a) of this First Supplemental Indenture.

“Special Mandatory Redemption Date” means the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Transaction.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes, together with accrued and unpaid interest to but excluding the Special Mandatory Redemption Date.

“Stated Maturity Date” means January 12, 2028.

“Tax Redemption” has the meaning set forth in Section 1.10(a) of this First Supplemental Indenture.

“Tax Redemption Date” has the meaning set forth in Section 1.10(b) of this First Supplemental Indenture.

“Transaction” means, collectively, the (i) entry into an agreement between the Company and Voya Financial, Inc. to reinsure approximately $19 billion of fixed and fixed indexed annuity liabilities, (ii) purchase of Voya Insurance and Annuity Company (“VIAC”), including its closed block variable annuity segment, by a consortium of investors, and the creation of a newly formed standalone entity (“Venerable”) that will be the holding company to VIAC, and (iii) $75 million minority equity investment by the Company in VA Capital Company LLC, the parent of Venerable, and a debt financing by the Company of $150 million to Venerable, in each case subject to certain closing adjustments.

“Treasury Rate” means, with respect to any applicable Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated or interpolated (on a day count basis) using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day immediately preceding such Redemption Date.

SECTION 1.02 Establishment.

(a) There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Company’s 4.125% Senior Notes due 2028.

(b) There are to be authenticated and delivered the Notes, initially limited in aggregate principal amount to $1,000,000,000, and no further Notes shall be authenticated and delivered except as provided by Sections 2.05, 2.07, 2.11, 3.03 or 9.04 of the Original Indenture; provided, however, that the aggregate principal amount of the Notes may be increased in the future with no limit, without the consent of the holders of the Notes, on the same terms and with the same CUSIP and ISIN numbers as the Notes, except for the issue price, Original Issue Date and, if applicable, the first Interest Payment Date and the initial interest accrual date; provided, that no Event of Default with respect to the Notes shall have occurred and be continuing. The Notes shall be issued in fully registered form. Any additional Notes having such similar terms shall constitute a single series of debt securities with the Notes under the Indenture. Notwithstanding the foregoing, if any of such additional Notes are not issued in a “qualified reopening” or are not treated as part of the same issue as the Notes for U.S. federal income tax purposes, such additional Notes shall have a separate CUSIP and ISIN number.

(c) The Notes shall be issued in the form of one or more Global Securities, registered in the name of the Depositary or its nominee. Each Global Security and the Trustee’s certificate of authentication thereof shall be in substantially the form set forth in Exhibit A hereto.

(d) Each Note shall be dated the date of authentication thereof and shall bear interest from the Original Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

SECTION 1.03 Payment of Principal and Interest.

(a) The principal amount of the Notes shall be due at the Stated Maturity Date. The unpaid principal amount of the Notes shall bear interest at the rate of 4.125% per year until paid or duly provided for. Interest on the Notes shall be paid semi-annually in arrears on each Interest Payment Date, commencing July 12, 2018, to the Person in whose name the Notes are registered on the Regular Record Date for such Interest Payment Date; provided, that interest payable at the Stated Maturity Date or upon redemption shall be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for shall forthwith cease to be payable to the holders on such Regular Record Date and may be paid as provided in Section 2.03 of the Original Indenture.

(b) Payments of interest on the Notes shall include interest accrued to but excluding the respective Interest Payment Date. Interest payments for the Notes shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months.

(c) In the event that any date on which interest is payable on the Notes is not both a Business Day and a Bermuda Business Day, then payment of the interest payable on such date shall be made on the next succeeding Business Day that is a Bermuda Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

(d) The Trustee is hereby designated as Paying Agent for the Notes and all payments of the principal of, and premium, if any, and interest due on the Notes at the Stated Maturity Date or upon redemption shall be made upon surrender of the Notes at the Corporate Trust Office of the Trustee.

(e) The principal of, and premium, if any, any Additional Amounts, and interest due on the Notes shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including payments of interest on any Interest Payment Date) shall be made, subject to such surrender where applicable and subject, in the case of a Global Security, to the Trustee’s arrangements with the Depositary, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) by wire transfer at such place and to such account at a banking institution in the United States of America as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto.

SECTION 1.04 Denominations. The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 1.05 Global Securities.

(a) Except under the limited circumstances described below, the Notes represented by Global Securities shall not be exchangeable for, and shall not otherwise be issuable as, Notes in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

(b) Except as otherwise provided in this First Supplemental Indenture, owners of beneficial interests in such Global Securities shall not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing a Note shall be exchangeable, except for another Global Security of like denomination and to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of holders of such Global Securities shall be exercised only through the Depositary.

(c) A Global Security shall be exchangeable in whole or, from time to time, in part for Notes in definitive registered form only as provided in the Indenture. If (i) at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Notes or if at any time the Depositary shall no longer be registered or in good standing as a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, at such time as the Depositary is required to be so registered, and the Depositary so notifies the Company and, in each case, the Company does not appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, (ii) any Event of Default or Default has occurred and is continuing with respect to the Notes or (iii) subject to the procedures of the Depositary, the Company in its sole discretion determines that the Notes shall be exchangeable for Notes in definitive registered form and executes and, in each case, delivers to the Security Registrar a written order of the Company providing that the Notes shall be so exchangeable, the Notes shall be exchangeable for Notes in definitive registered form; provided, that the definitive Notes so issued in exchange for the Notes shall be in minimum denominations of $2,000, or any integral multiple of $1,000 in excess thereof, and be of like aggregate principal amount and tenor as the portion of the Notes to be exchanged. Except as provided herein, owners of beneficial interests in the Notes shall not be entitled to have Notes registered in their names, shall not receive or be entitled to physical delivery of Notes in definitive registered form and shall not be considered the holders thereof for any purpose under the Indenture. Neither the Company, the Trustee, any Paying Agent nor the Security Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Any Global Security that is exchangeable pursuant to this Section 1.05(c) shall be exchangeable for Notes registered in such names as the Depositary shall direct.

SECTION 1.06 Transfer. The Trustee is hereby designated as Security Registrar for the Notes. No service charge shall be made for any registration of transfer or exchange of Notes, but payment may be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

SECTION 1.07 Defeasance. The provisions of Sections 13.02 and 13.03 of the Original Indenture shall apply to the Notes.

SECTION 1.08 Special Mandatory Redemption by the Company. If, for any reason, the Transaction is terminated prior to consummation, the Company shall be required to redeem all, but not less than all, of the Notes, on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption shall be mailed (or, if the Notes are represented by one or more Global Securities, transmitted in accordance with the Depositary’s standard procedures therefor), with a copy to the Trustee, promptly after the occurrence of the event triggering such redemption to each holder of Notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee, in its capacity as Paying Agent, on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, the Notes shall cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights of holders and beneficial owners under the Notes shall terminate. Upon the consummation of the Transaction, this Section 1.08 of the First Supplemental Indenture shall cease to apply to the Notes.

SECTION 1.09 Redemption at the Option of the Company.

(a) The provisions of Sections 3.01, 3.02 (subject to Section 1.09(d) hereof) and 3.03 of the Original Indenture shall apply to the Notes.

(b) At any time and from time to time prior to October 12, 2027, the Notes shall be redeemable at the Company’s option, in whole or in part, for cash, at a Redemption Price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date and the Make-Whole Redemption Amount.

(c) At any time and from time to time on or after October 12, 2027, the Notes shall be redeemable at the Company’s option, in whole or in part, for cash, at a Redemption Price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c) The Company shall mail or caused to be mailed (or, if the Notes are represented by one or more Global Securities, notice of any redemption pursuant to this Section 1.09 transmitted in accordance with the Depositary’s standard procedures therefor) at least 30 days, but not more than 90 days, before the Redemption Date, to each holder of the Notes to be redeemed at the holder’s address appearing in the Security Register, with a copy to the Trustee. Unless the Company defaults in payment of the Redemption Price, on or after the Redemption Date, interest shall not accrue on the Notes called for redemption.

(d) Notwithstanding Section 3.02 of the Original Indenture, the notice of redemption with respect to any redemption pursuant to this Section 1.09 need not set forth the Redemption Price but only the manner of calculation thereof as described above.

(e) The Company shall notify the Trustee of the Redemption Price with respect to any redemption pursuant to this Section 1.09 promptly after the calculation thereof. The Trustee shall not be responsible for calculating said Redemption Price.

(f) If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions of the Notes to be redeemed by such method as the Trustee shall deem fair and appropriate, subject in all cases to applicable procedures of the Depositary. The Trustee may select for redemption Notes and portions of Notes in amounts of $1,000 and integral multiples of $1,000 in excess thereof (provided, that the unredeemed portion of any Note to be redeemed in part shall not be less than $2,000) and shall thereafter promptly notify the Company in writing of the numbers of Notes to be redeemed, in whole or in part; provided, that if the Notes are represented by one or more Global Securities, interests in such Global Securities shall be selected for redemption by the Depositary in accordance with its standard procedures therefor.

SECTION 1.10 Optional Redemption for Changes in Tax Law.

(a) The Company may redeem all, but not less than all, of the Outstanding Notes, for cash, at its option upon not less than 30 days, and no more than 75 days, notice to the Trustee, the Paying Agent and each holder of such Notes (which notice shall be irrevocable) (a “Tax Redemption”), if: (i) on the next date on which any amount would be payable or deliverable in respect of such Notes, the Company is or would be required to pay Additional Amounts; (ii) the Company cannot avoid any such payment obligation by taking commercially reasonable measures available to it; and (iii) the requirement to pay Additional Amounts arises as a result of: (A) any amendment to, or change in, the laws or any regulations or rulings promulgated thereunder of a Relevant Taxing Jurisdiction, which change or amendment is announced on or after the Original Issue Date of such Notes (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Original Issue Date of the Notes, such later date); or (B) any amendment to, or change in, an official interpretation or application or administration of such laws, regulations or rulings (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is announced on or after the Original Issue Date of such Notes (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Original Issue Date of the Notes, such later date) (each of clause (A) and (B), a “Change in Tax Law”).

(b) The Redemption Price for a Tax Redemption shall equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date (the “Tax Redemption Date”) (unless the Tax Redemption Date falls after a Regular Record Date but on or prior to the immediately succeeding interest payment date, in which case the Company shall pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such Regular Record Date, and the Redemption Price shall be equal to 100% of the principal amount of the Notes to be redeemed). For the avoidance of doubt, the Redemption Price shall include all Additional Amounts (if any) with respect to such Redemption Price. The Tax Redemption Date must be a Business Day and a Bermuda Business Day and must not be on or after the 30th day immediately preceding the Stated Maturity Date.

(c) The Company shall not give any notice of a Tax Redemption earlier than 90 days prior to the earliest date on which the Company would be obligated to make payment of any Additional Amounts or withholding if a payment or delivery were then due.

(d) Simultaneously with providing notice of a Tax Redemption, the Company shall issue a press release announcing such Tax Redemption. Prior to the publication or delivery of any notice of Tax Redemption of the Notes pursuant to the foregoing, the Company shall deliver to the Trustee (i) an Officer’s Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Company taking commercially reasonable measures available to it; and (ii) an Opinion of Counsel delivered by independent tax counsel to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law. The Trustee shall accept and rely upon such certificate and opinion (without further investigation or inquiry) and it shall be conclusive and binding on the holders and beneficial owners of the Notes.

(e) Notwithstanding the foregoing, if the Company has given notice of a Tax Redemption, each holder of the Notes subject to Tax Redemption shall have the right to elect that such holder’s Notes shall not be subject to such Tax Redemption. If a holder elects not to be subject to a Tax Redemption, the Company shall not be required to pay Additional Amounts with respect to payments made in respect of such holder’s Notes following the Tax Redemption Date solely as a result of the relevant Change in Tax Law. In such case, all subsequent payments in respect of such holder’s Notes shall be subject to any tax required to be withheld or deducted under the laws of a Relevant Taxing Jurisdiction as a result of the relevant Change in Tax Law. The obligation to pay Additional Amounts to any electing holder for payments made in periods prior to the Tax Redemption Date will remain, subject to the exceptions set forth below under “Additional Amounts.” A holder of the Notes must exercise his, her or its option to elect to avoid a Tax Redemption by written notice to the Trustee delivered in accordance with the Depositary’s standard procedures therefor no later than the 15th day prior to the Tax Redemption Date.

(f) No Notes shall be redeemed if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Tax Redemption Date (except in the case of an acceleration resulting from a default by the Company in the payment of the Redemption Price).

SECTION 1.11 Additional Amounts. All payments made by, or on behalf of, the Company under or with respect to the Notes, including, but not limited to, payments of principal (including, if applicable, any Redemption Price) and payments of interest, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, unless such withholding or deduction is required by law. In the event that any such taxes, duties, assessments or governmental charges imposed or levied by or within any jurisdiction in which the Company or any successor is, for tax purposes, organized or resident or doing business or through which any payment is made or deemed made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Taxing Jurisdiction”) are required to be withheld or deducted from any payments made by the Company or its Paying Agent with respect to the Notes, the Company shall pay to the holder, of the Notes such Additional Amounts (the “Additional Amounts”) as may be necessary to ensure that the net amount received by the beneficial owner after such withholding or deduction (and after deducting any taxes on the Additional Amounts) shall equal the amounts that would have been received by such beneficial owner had no such withholding or deduction been required; provided, that no Additional Amounts shall be payable:

(a) for or on account of:

(i)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A)	the existence of any present or former connection between the holder or beneficial owner of such Note and the Relevant Taxing Jurisdiction, other than merely holding or enforcing rights under such Note or the receipt of payments or deliveries thereunder;

(B)	the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of (I) the date on which the payment of the principal of (including the Redemption Price, if applicable) and interest on such Note became due and payable pursuant to the terms thereof or (II) the date on which such payment was made or duly provided for, except to the extent that the holder or beneficial owner of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on the last date of such period of 30 days; or

(C)	the failure of the holder or beneficial owner to comply with a timely request from the Company, addressed to the holder, to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the Relevant Taxing Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder or beneficial owner;

(ii)	any estate, inheritance, gift, value added, use, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(iii)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments or deliveries under or with respect to the Notes;

(iv)	any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the Code or any current or future U.S. Treasury Regulations or rulings promulgated thereunder (“FATCA”), any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the United States of America and any other jurisdiction to implement FATCA or any law enacted by such other jurisdiction to give effect to such agreement, or any agreement with the IRS under FATCA;

(v)	any tax, assessment or other governmental charge imposed in connection with a Note presented for payment (where presentation is required for payment) by or on behalf of a holder or beneficial owner who would have been able to avoid such tax, assessment or governmental charge by presenting the relevant Note to, or otherwise accepting payment or delivery from, another paying agent or conversion agent; or

(vi)	any combination of taxes referred to in the preceding clauses (i), (ii), (iii), (iv) or (v); or

(b) with respect to any payment of the principal of (including the Redemption Price, if applicable) and interest on such Note, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment or delivery to the extent that such payment or delivery would be required to be included in the income under the laws of the Relevant Taxing Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a partner or member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, member or beneficial owner been the holder thereof.

(c) The payment of principal of (including the Redemption Price, if applicable) or the payment of interest on any Note or other amount payable with respect to such Note shall be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that Additional Amounts are, were or would be payable in respect thereof.

(d) If the Company is required to make any deduction or withholding from any payments or deliveries with respect to the Notes pursuant to this Section 1.11 herein, the Company shall deliver to the Trustee and the holders official tax receipts evidencing the remittance to the relevant tax authorities of the amounts so withheld or deducted.

SECTION 1.12 Covenants.

(a) So long as any Notes are outstanding, neither the Company nor any of its subsidiaries shall create, assume, incur or guarantee any indebtedness for borrowed money which is secured by a mortgage, pledge, lien, security interest or other encumbrance on any capital stock of: (i) any subsidiary that, as of the end of the Company’s most recently completed fiscal year, was a Significant Subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission); and (ii) any successor to substantially all of the business of any subsidiary in clause (i) of this Section 1.12(a) which is also a Subsidiary of the Company (each person or successor referred to in clauses (i) and (ii) of this Section 1.12(a), a “Restricted Subsidiary”); provided, however, this Section 1.12(a) shall not apply if the Notes then outstanding are secured at least equally and ratably with the secured and outstanding indebtedness otherwise prohibited by this Section 1.12(a). If the Company shall hereafter be required to secure the Notes equally and ratably with any other indebtedness pursuant to this Section 1.12(a), (i) the Company will promptly deliver to the Trustee an Officer’s Certificate stating that the foregoing covenant has been complied with and (ii) the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto and to take such action to enable it to enforce the rights of the holders of the Notes so secured.

(b) So long as any Notes are outstanding and subject to Article X of the Original Indenture, neither the Company nor any of its Subsidiaries shall sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of any Restricted Subsidiary except for: (i) a sale or other disposition of any of such stock to a wholly-owned subsidiary of the Company; (ii) a sale or other disposition of all of a Subsidiary’s stock for at least fair value (as determined by the Board of Directors acting in good faith); or (iii) a sale or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or the request of any of the Company’s Subsidiaries.

(c) Clause (a) of Section 10.01 of the Original Indenture is amended by inserting the phrase “is a corporation organized and validly existing under the laws of Bermuda, the United States of America, any State thereof or the District of Columbia and” between the phrases “if other than the Company” and “shall expressly assume by an indenture supplemental hereto.”

SECTION 1.13 No Sinking Fund. None of the Notes shall be entitled to any sinking fund and the provisions of Section 3.04, 3.05 and 3.06 shall not apply to the Notes.

ARTICLE II

MISCELLANEOUS PROVISIONS

This First Supplemental Indenture shall become effective upon its execution and delivery.

SECTION 2.01 Notes Unaffected by Other Supplemental Indentures. To the extent the terms of the Original Indenture are amended by any other supplemental indentures, no such amendment shall relate or apply to the Notes, except to the extent such supplemental indenture is permitted by the Indenture and by its terms applies to the Notes. To the extent the terms of the Original Indenture are amended as provided herein, no such amendment shall in any way affect the terms of any such other supplemental indenture or any other series of Securities. This First Supplemental Indenture shall relate and apply solely to the Notes.

SECTION 2.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture or the Notes.

SECTION 2.03 Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 2.04 Governing Law. This First Supplemental Indenture and the Notes shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

SECTION 2.05 Severability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 2.06 Executed in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 2.07 Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

ATHENE HOLDING LTD., as Issuer

By:	/s/ John L. Golden
Name:	John L. Golden
Title:	Executive Vice President, Legal

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name:	Bradley E. Scarbrough
Title:	Vice President

Signature Page to First Supplemental Indenture

EXHIBIT A

(FORM OF 4.125% SENIOR NOTES DUE 2028)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO ATHENE HOLDING LTD. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EXCEPT AS OTHERWISE PROVIDED IN SECTION 1.05 OF THE FIRST SUPPLEMENTAL INDENTURE, THIS NOTE MAY BE TRANSFERRED IN WHOLE, BUT NOT IN PART, ONLY TO DTC, TO ANOTHER NOMINEE OF DTC OR TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

No. [•]	CUSIP No.: 04686JAA9
ISIN No.: US04686JAA97

ATHENE HOLDING LTD.

Global Certificate initially representing

$                 aggregate principal amount of

4.125% Senior Notes due 2028

Regular Record Date:	With respect to each Interest Payment Date, the close of business on the preceding December 28 or June 27, as the case may be (whether or not a Business Day).

Original Issue Date:	January 12, 2018

Stated Maturity Date:	January 12, 2028

Interest Payment Dates:	January 12 and July 12 of each year, commencing July 12, 2018

Interest Rate:	4.125% per year

Authorized Denomination: $2,000, or any integral multiple of $1,000 in excess thereof.

This Global Certificate is in respect of a duly authorized issue of 4.125% Senior Notes due 2028 (the “Notes”) of Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof). The Company, for value received, hereby promises to pay to Cede & Co., or registered assigns, the amount of principal of the Notes represented by this Global Certificate on the Stated Maturity Date (unless redeemed prior to such date) shown above, and to pay interest thereon from the Original Issue Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above, commencing July 12, 2018, and on the Stated Maturity Date at the Interest Rate per year shown above until the principal hereof is paid or made available for payment and on any overdue principal and on any overdue installment of interest at such rate to the extent permitted by law. As provided in this Note, the Company under certain circumstances would be required to pay Additional Amounts to the holders of the Notes. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity Date or any Redemption Date) shall, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date; provided, that any interest payable at the Stated Maturity Date or on any Redemption Date shall be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for shall forthwith cease to be payable to the holders on such Regular Record Date and may be paid as provided in Section 2.03 of the Original Indenture.

Payments of interest on this Note shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not both a Business Day and Bermuda Business Day, then payment of the interest payable on such date shall be made on the next succeeding Business Day that is a Bermuda Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

Payment of the principal of, and premium, if any, any Additional Amounts, and interest due on this Note at the Stated Maturity Date or upon redemption shall be made upon surrender of this Note at the Corporate Trust Office of the Trustee. The principal of, and premium, if any, any Additional Amounts, and interest due on this Note shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest (including payments of interest on any Interest Payment Date) shall be made, subject to such surrender where applicable and subject to the Trustee’s arrangements with the Depositary, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) by wire transfer at such place and to such account at a banking institution in the United States of America as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto.

The Notes shall rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of its liabilities that are not so subordinated; effectively junior in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

ATHENE HOLDING LTD.

By:
Name:
Title:

Attest:

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:

Authorized signatory

Dated:

REVERSE OF NOTE

1. This Note is one of a duly authorized issue of senior debt securities of the Company (the “Securities”) issued and issuable in one or more series under an Indenture dated as of January 12, 2018 (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 12, 2018 (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes issued thereunder and of the terms upon which said Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as the 4.125% Senior Notes due 2028, initially limited in aggregate principal amount of $1,000,000,000, and no further Notes shall be authenticated and delivered except as provided by Sections 2.05, 2.07, 2.11, 3.03 or 9.04 of the Original Indenture; provided, however, that the aggregate principal amount of the Notes may be increased in the future with no limit, without the consent of the holders of the Notes, on the same terms and with the same CUSIP and ISIN numbers as the Notes, except for the issue price, Original Issue Date and, if applicable, the first Interest Payment Date and the initial interest accrual date; provided, that no Event of Default with respect to the Notes shall have occurred and be continuing. The Notes shall be issued in fully registered form. Any additional Notes having such similar terms shall constitute a single series of debt securities with the Notes under the Indenture; provided, that if any of such additional Notes are not issued in a “qualified reopening” or are not treated as part of the same issue as the Notes for U.S. federal income tax purposes, such additional Notes shall have a separate CUSIP and ISIN number. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

2. This Note is exchangeable in whole or, from time to time, in part for Notes in definitive registered form only as provided herein and in the Indenture. If (a) at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Note or if at any time the Depositary shall no longer be registered or in good standing as a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, at such time as the Depositary is required to be so registered, and the Depositary so notifies the Company and, in each case, the Company does not appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, (b) any Event of Default or Default has occurred and is continuing with respect to the Notes or (c) subject to the procedures of the Depositary, the Company in its sole discretion determines that this Note shall be exchangeable for Notes in definitive registered form and executes and delivers to the Security Registrar a written order of the Company providing that this Note shall be so exchangeable, this Note shall be exchangeable for Notes in definitive registered form; provided that the definitive Notes so issued in exchange for this Note shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and be of like aggregate principal amount and tenor as the portion of this Note to be exchanged. Except as provided above or in the First Supplemental Indenture, owners of beneficial interests in this Note shall not be entitled to have Notes registered in their names, shall not receive or be entitled to physical delivery of Notes in definitive registered form and shall not be considered the holders thereof for any purpose under the Indenture. Neither the Company, the Trustee, any Paying Agent nor the Security Registrar

shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in this Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Any Global Security that is exchangeable pursuant to Section 1.05(c) of the First Supplemental Indenture shall be exchangeable for Notes registered in such names as the Depositary shall direct.

3. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

4. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

5. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company pursuant to this Note and (b) restrictive covenants and the related Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

6. If, for any reason, the Transaction is terminated prior to consummation, the Company shall be required to redeem all, but not less than all, of the Notes, on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption shall be mailed (or, if the Notes are represented by one or more Global Securities, transmitted in accordance with the Depositary’s standard procedures therefor), with a copy to the Trustee, promptly after the occurrence of the event triggering such redemption to each holder of Notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee, in its capacity as Paying Agent, on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, the Notes shall cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights of holders and beneficial owners under the Notes shall terminate. Upon the consummation of the Transaction, the foregoing provisions shall cease to apply to this Note.

7. (a) At any time and from time to time prior to October 12, 2027, this Note shall be redeemable at the Company’s option, in whole or in part, for cash, at a Redemption Price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, such Redemption Date and the Make-Whole Redemption Amount.

(b) At any time and from time to time on or after October 12, 2027, this Note shall be redeemable at the Company’s option, in whole or in part, for cash, at a Redemption Price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, such Redemption Date.

8. (a) The Company may redeem all, but not less than all, of the outstanding Notes for cash at its option upon not less than 30 days, and no more than 75 days, notice to the Trustee, the Paying Agent and each holder of such Notes (which notice shall be irrevocable) (a “Tax Redemption”), if: (i) on the next date on which any amount would be payable or deliverable in respect of such Notes, the Company is or would be required to pay Additional Amounts; (ii) the Company cannot avoid any such payment obligation by taking commercially reasonable measures available to it; and (iii) the requirement to pay Additional Amounts arises as a result of: (A) any amendment to, or change in, the laws or any regulations or rulings promulgated thereunder of a Relevant Taxing Jurisdiction, which change or amendment is announced on or after the Original Issue Date of such Notes (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Original Issue Date of the Notes, such later date); or (B) any amendment to, or change in, an official interpretation or application or administration of such laws, regulations or rulings (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is announced on or after the Original Issue Date of such Notes (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Original Issue Date of the Notes, such later date) (each of clause (A) and (B), a “Change in Tax Law”).

(b) The Redemption Price for a Tax Redemption shall equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date (the “Tax Redemption Date”) (unless the Tax Redemption Date falls after a Regular Record Date but on or prior to the immediately succeeding interest payment date, in which case the Company shall pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such Regular Record Date, and the Redemption Price shall be equal to 100% of the principal amount of the Notes to be redeemed). For the avoidance of doubt, the Redemption Price shall include all Additional Amounts (if any) with respect to such Redemption Price. The Tax Redemption Date must be a Business Day and a Bermuda Business Day and must not be on or after the 30th day immediately preceding the Stated Maturity Date.

9. If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions of Notes to be redeemed by such method as the Trustee shall deem fair and appropriate, subject in all cases to applicable procedures of the Depositary. The Trustee may select for redemption Notes and portions of Notes in amounts of $1,000 and integral multiples of $1,000 in excess thereof (provided, that the unredeemed portion of any Note to be redeemed in part shall not be less than $2,000) and shall thereafter promptly notify the Company in writing of the numbers of Notes to be redeemed, in whole or in part; provided, that if the Notes are represented by one or more Global Securities, interests in such Global Securities shall be selected for redemption by the Depositary in accordance with its standard procedures therefor.

10. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest due on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

11. (a) As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company or the Security Registrar and duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. No service charge shall be made for any such exchange or registration of transfer, but the Company shall require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

(b) Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Paying Agent and the Security Registrar of the Company or the Trustee shall deem and treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes (subject to Section 1.03(a) of the First Supplement Indenture), whether or not this Note be overdue and notwithstanding any notice of ownership or writing thereon made by anyone other than the Security Registrar, and neither the Company nor the Trustee nor any Paying Agent nor the Security Registrar shall be affected by notice to the contrary. Except as provided in Section 1.03(a) of the First Supplemental Indenture, all payments of the principal of and premium, if any, and interest due on this Note made to the registered holder hereof shall, to the extent of the amount or amounts so paid, effectually satisfy and discharge liability for moneys payable on this Note.

(c) The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the holder surrendering the same upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.

12. No recourse shall be had for payment of the principal of, or premium, if any, or interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

13. This Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with laws of said State.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common

UNIF GIFT MIN ACT – Custodian Uniform Gift to Minors Act

(State)

TEN ENT – as tenants by the entireties

JT TEN – as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not on the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

        (please insert Social Security or other identifying number of assignee)

the within Note an all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatsoever.